Exhibit 4.2

Limited Liability Agreement

Article 1

Edward Tian (“Party A”) and TREND MICRO Incorporated. (“TREND MICRO”) hereby agree pursuant to Article 266, Paragraph 19 of the Commercial Code that in the event that Party A, in the conduct of duties as an outside director of TREND MICRO from the date of this agreement has caused damage to TREND MICRO in contravention of Article 266, Paragraph 1, Item 5 of the Commercial Code while not acting in bad faith or in a manner involving gross negligence, Party A’s liability for the aforesaid damage to TREND MICRO shall be limited to either (Yen)10 million, the limit prescribed by Article 25, Paragraph 2 of TREND MICRO’s articles of incorporation, or the aggregate total of the amounts set forth in items from (a) to (c) below, whichever is the higher.

(a)	Twice the highest of the aggregate totals of remuneration and amounts of other pecuniary benefit Party A has received or is due to receive from TREND MICRO in one business year as consideration for duties performed (excluding the amounts prescribed in (b) or (c) hereof) either in the business year to which the day on which the matter giving rise to the liability belongs or in any preceding business year.

(b)	The aggregate total of the amount of retirement bonus and the amount of pecuniary benefit of the same character received by Party A from TREND MICRO, or twice the amount calculated by dividing that aggregate total by the number of Party A’s years of service in that position, whichever is the lower.

(c)	If, after his/her assumption of office, Party A exercises the rights under Article 280-19, Paragraph 1 of the Commercial Code (hereinafter “stock options”) issued to him/her by resolution under Article 280-21, Paragraph 1 of the Commercial Code, the amount calculated by multiplying the market price of TREND MICRO’s shares at the time the stock options are exercised, less the average amount per share of the aggregate amount provided for in Article 280-20, Paragraph 4 of the Commercial Code, by the number of shares issued or transferred in lieu thereof, and if, after his/her assumption of office, Party A transfers stock options , the amount calculated by multiplying the amount of their value, less the issuance value under Paragraph 2, Clause 3 of the aforesaid article, by the number of stock options transferred.

Article 2

1.	In the event that Party A’s liability for damages is limited pursuant to Article 1 of this Agreement, Party A may not, unless approved by a general meeting of shareholders of TREND MICRO, receive from TREND MICRO a retirement bonus, retirement allowance, or pecuniary benefits, nor exercise or transfer stock options.

2.	In the event that Party A’s liability for damages is limited pursuant to Article 1 of this Agreement, and Party A holds subscription warrants with respect to stock options, Party A must promptly entrust the subscription warrants to TREND MICRO, and unless their transfer is approved by a general meeting of shareholders of TREND MICRO, may not demand the return of the warrants.

3.	In the event that Party A’s liability for damages is limited pursuant to Article 1 of this Agreement, and it only subsequently comes to light that Party A received from TREND MICRO a retirement bonus, retirement allowance, or pecuniary benefits, or exercised or transferred stock options without the approval of a general meeting of shareholders of TREND MICRO, Party A shall return to TREND MICRO an amount equivalent to the benefit gained from the retirement bonus, retirement allowance, material benefits, or the exercise or transfer of the stock options.

Article 3

In the event that Party A becomes a director or executive or other employee executing any business of TREND MICRO or of a subsidiary company of TREND MICRO, this Agreement shall cease to be of any further force or effect.

Article 4

Matters not provided for in this Agreement shall be decided by mutual agreement between Party A and TREND MICRO.

IN WITNESS HEREOF the parties hereto have executed this Agreement in two originals, and one original shall be held by each of the parties hereto.

April 28, 2003

Party A: /s/ Edward Tian

TREND MICRO: /s/ Trend Micro